                                                                 EXHIBIT 10.36

                               BUY-OUT AGREEMENT


       This BUY-OUT AGREEMENT ("Agreement") is executed as of the 24th day of April, 1998 by and between CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP, a Delaware limited partnership ("Crescent"), and CRESCENT OPERATING, INC., a Delaware corporation ("COI").

                                    RECITALS

       A. Crescent owns rights under and pursuant to that certain Amended and Restated Right of First Refusal Agreement dated July 1, 1996, among Hillwood DBL, Ltd., a Texas limited partnership ("Hillwood GP"), Hillwood Basketball Partners, Ltd., a Texas limited partnership ("Hillwood LP"), Dallas Mavericks, Inc., a Texas corporation and Dallas Basketball Limited, a Texas limited partnership ("DBL"), as amended by that certain First Amendment to Amended and Restated Right of First Refusal Agreement effective May 9, 1997, among Hillwood GP, Hillwood LP, DBL, Crescent and COI (collectively, the "ROFR Agreement"), which rights include the right to participate in the Corporation (as hereafter defined) and the Partnership (as hereafter defined). COI is participating in the ownership of both the Corporation and the Partnership through the rights held by Crescent and is entering into this Agreement in consideration of being granted the opportunity to participate in the Corporation and Partnership by Crescent.

       B. Pursuant to the ROFR Agreement, Crescent and COI have each acquired and hold certain non-voting common stock of Corporate Arena Associates, Inc., a Texas corporation (the "Corporation") and are parties to that certain Corporate Arena Associates, Inc. Shareholders Agreement with the Corporation and H.R. Perot, Jr., dated April 24, 1998 (the "Shareholders Agreement"). Pursuant to various agreements to which it is a party, the Corporation is a participant in the financing and development, for the use and benefit of the public, of a community and sports venue project authorized by resolutions of the City Council of the City of Dallas, Texas, including a new multi-purpose indoor community entertainment and sports center, structured and surface parking facilities and necessary street, sewer and utility improvements (collectively, the "Arena Project") on a site located in Dallas, Texas consisting of approximately 12 acres (the "Arena Land").

       C. Pursuant to the ROFR Agreement, Crescent and COI are involved in negotiations that are currently contemplated to result in the acquisition by each of them of a limited partnership interest in Hillwood/1642, Ltd., a Texas limited partnership (the "Partnership"). Crescent and COI have received, reviewed and are in the process of negotiating the terms of a partnership agreement which, when executed, will evidence their ownership interest in the Partnership, which is anticipated to be styled the "Amended and Restated Agreement of Limited Partnership of Hillwood/1642, Ltd." (the "Partnership Agreement") and which, when executed, will evidence their ownership interest in the Partnership. It is contemplated that the Partnership
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will own certain real property adjacent to or in the vicinity of the Arena Land
(the "Ancillary Land"). In addition, it is contemplated that the Partnership Agreement will allow for or require the creation of "Opportunity Partnerships," "REIT Partnerships" and "Subsidiary Partnerships," as such terms are defined in the existing draft of the Partnership Agreement.

       D. Crescent Real Estate Equities Company, a Texas real estate investment trust ("Crescent REIT"), indirectly owns a controlling ownership interest in Crescent, thereby having an indirect interest in the Corporation and the Partnership. Crescent REIT has elected to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"); and therefore, the nature and type of assets that can be owned by Crescent REIT, and the nature and structure of such ownership, are restricted by various provisions of the Code.

       E. In order to preserve Crescent REIT's status as a REIT for federal income tax purposes, Crescent desires to establish an arrangement with COI for the disposition of any "REIT Asset" (as defined herein) and COI desires the right to purchase such REIT Asset from Crescent.

       NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

       1.     Buy-Out Obligation; Covenants.

              (a)    Definitions.  As used in this Agreement:

                     (i) "Arena Related Asset" means (A) any asset, or interest therein related to the Arena Project or the Ancillary Land or any improvements developed or owned thereon, owned, held or operated, directly or indirectly, by (1) the Corporation or the Partnership or any of their respective affiliates or subsidiaries (including any Subsidiary Partnership or Opportunity Partnership) or (2) Crescent or a Crescent Affiliate, (B) any asset, or interest therein, described in the immediately preceding clause (i)(A) that is sold, assigned, distributed or otherwise transferred by the Corporation or Partnership to Crescent or a Crescent Affiliate, (C) the shares of stock of the Corporation now owned or hereafter acquired by Crescent or a Crescent Affiliate, (D) the partnership interests of the Partnership now owned or hereafter acquired by Crescent or a Crescent Affiliate, (E) the partnership interests in any Opportunity Partnership, any REIT Partnership or any Subsidiary Partnership or (F) any other asset or interest therein now or hereafter owned, held or operated, directly or indirectly, by Crescent and associated with the Arena Project or the Ancillary Land.

                     (ii) "Crescent Affiliate" means any entity in which Crescent owns either directly or indirectly any legal or beneficial interest, including but not limited to the Corporation and the Partnership.



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                     (iii)  "Determination" means a conclusion, supported by
       opinion of counsel to Crescent REIT.

                     (iv) "REIT Asset" includes any Arena Related Asset which is or becomes an asset the continued ownership of which would or could cause the occurrence of a REIT Event.

                     (v) "REIT Event" means the acquisition or ownership by Crescent or a Crescent Affiliate of a direct or indirect interest in an Arena Related Asset or the Partnership (or a Subsidiary Partnership, REIT Partnership or an Opportunity Partnership) or Crescent or a Crescent Affiliate entering into a transaction that would not be prudent for a REIT to acquire, own or enter into because such asset or transaction (A) could generate gross income that does not qualify as income within the meaning of Section 856(c)(2) or Section 856(c)(3) of the Code, (B) constitutes an asset that could cause Crescent to fail one or more of the asset tests described in Section 856(c)(5) of the Code,
       (C) could generate prohibited transaction income described in Section 857 (b)(6) of the Code or (D) could otherwise adversely impact Crescent REIT's ability to qualify as a REIT for federal income tax purposes.

              (b) Required Purchase. In the event Crescent makes a Determination that Crescent or any Crescent Affiliate holds or acquires or may hold or acquire (whether through direct or indirect acquisition or ownership, enactment of legislation, issuance of regulatory or administrative pronouncements or otherwise) any REIT Asset, at the option of Crescent (exercised in accordance with the further terms of this Agreement), and subject to the following conditions, COI shall purchase all or part of such REIT Asset as determined by Crescent in accordance with the further provisions of this Agreement. Notwithstanding the foregoing, if Crescent elects to purchase shares of class B common stock in Hillwood Arena (as such term is defined in the Shareholders Agreement) pursuant to Section 6B(v) of the Shareholders Agreement (the "McDavid Stock") with the intent (formed at or prior to the time the McDavid Stock is purchased) to make a Determination that all or part of the McDavid Stock is a REIT Asset based on facts and circumstances existing at the time of the purchase of the McDavid Stock, then COI will have the right but not the obligation to purchase the McDavid Stock pursuant to this Agreement.

              (c) Conditions to Purchase Obligation. The obligation of COI to purchase all or part of the REIT Asset is subject to the following conditions being met at the time of the purchase:

                     (i) Crescent has, if requested by COI, made Financing (as such term is defined in Section 4(b)) available to COI for such purpose;

                     (ii) The acquisition and ownership of the REIT Asset by COI does not violate any law to which COI is subject or by which its properties or assets are bound;





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                     (iii)  Crescent has executed and delivered (or is prepared to execute and deliver) the Transfer Documents (as such term is defined in Section 4(a)); and

                     (iv) The transfer and assignment of the REIT Asset is permitted by and will not cause any default under or in connection with the Partnership Agreement or the Shareholders Agreement, as applicable.

              (d) Exclusive Right to Purchase. In the event COI is not in default of any of its obligations hereunder, upon the determination by Crescent or the applicable Crescent Affiliate that it will dispose of a REIT Asset because of the occurrence of a REIT Event, Crescent or the applicable Crescent Affiliate may not sell the applicable REIT Asset to any other person or entity without COI's prior written consent. Nothing contained herein will constitute or give COI the right to purchase any Arena Related Asset owned by Crescent or the applicable Crescent Affiliate unless and until a Determination occurs that causes such Arena Related Asset to be a REIT Asset, nor does it affect in any manner the ability of Crescent or the applicable Crescent Affiliate to, directly or indirectly, transfer, assign, sell, convey, encumber or otherwise dispose of any Arena Related Asset prior to the time there is a Determination by Crescent that said Arena Related Asset becomes a REIT Asset.

              (e)    Covenants.

                     (i) Exercise of Preemptive Rights. Unless otherwise agreed, Crescent and COI will each exercise their preemptive rights to acquire "Additional Non-Voting Shares" (as such term is defined in the Shareholders Agreement) at such times and in such proportions as may be necessary to maintain their relative ownership of Non-Voting Shares in the Corporation, as the same may change from time-to-time in accordance with this Agreement or as agreed by Crescent and COI. The foregoing is solely for the benefit of Crescent, COI and their respective permitted successors and assigns and may not be relied upon or enforced by any other person or entity.

                     (ii) Ancillary Development Opportunity. Crescent and COI agree to continue to use commercially reasonable efforts to acquire an interest in the Partnership pursuant to the ROFR Agreement, generally in accordance with the terms and conditions contained in the draft documents circulated in connection therewith prior to the date hereof, including, without limitation, the allocation of the ownership interest in the Partnership (as between Crescent and COI) such that Crescent obtains no more than a 9.9% interest in the Partnership and COI obtains any remaining interest therein to which Crescent may be entitled pursuant to the ROFR Agreement. The foregoing is solely for the benefit of Crescent, COI and their respective permitted successors and assigns and may not be relied upon or enforced by any other person or entity.

       2. Procedures for Buy-Out. At any time Crescent or a Crescent Affiliate holds or acquires a REIT Asset (such event being referred to as a "Buy-Out Event"), Crescent may deliver to COI written notice of the Buy-Out Event ("Buy-Out Notice") which notice shall





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provide a description of the REIT Asset (or such interest therein as Crescent designates, such REIT Asset or interest being referred to herein as the "Buy-Out Interest"), the Buy-Out Price (as defined herein) and the Closing Date (as defined herein). "Buy-Out Price" shall be the fair market value of the Buy-Out Interest determined in good faith by Crescent, at which price Crescent or the Crescent Affiliate, as applicable, will agree to sell the Buy-Out Interest to COI. At the earlier of ten (10) days after delivery of the Buy-Out Notice or five (5) business days prior to the Closing Date, COI shall deliver a written
response to Crescent which response shall either state:   (i) that COI agrees
to the Buy-Out Price ("Acceptance Response"), or (ii) COI's good faith opinion of the fair market value of the Buy-Out Interest ("Alternate Price Response"). If COI fails to timely deliver either an Acceptance Response or Alternate Price Response, COI shall be deemed to have agreed to the Buy-Out Price. If COI delivers an Alternate Price Response to Crescent, (1) the parties shall promptly engage in good faith negotiations to agree on an acceptable amount for the fair market value of the Buy-Out Interest (the "Agreed Price"), and (2) if the parties have not agreed upon an Agreed Price by the Closing Date (as defined in Section 4): (A) the price paid by COI shall be the amount stated in the Alternative Price Response subject to adjustment as provided in Section 3(c), (B) the parties shall perform their respective obligations as provided in
Section 4 and (C) either party may initiate an arbitration proceeding in accordance with Section 3 of this Agreement. Notwithstanding anything to the contrary contained herein, in the event the transfer involved a determination under Section 5.7 of the Partnership Agreement that a REIT Event has occurred and the distribution and transfer to a REIT Partnership occurs pursuant to said provision, the parties agree that the transfer of the related Buy-Out Interest hereunder will be deemed to have occurred at the time specified in Section 5.7 of the Partnership Agreement and all income, gain, loss, deduction, credit, distributions, capital calls or other ownership rights and obligations with regard to the interest in the REIT Partnership that constitutes a REIT Asset with respect to Crescent REIT shall be allocated to COI as of said date notwithstanding the date on which any documents required hereunder are executed and delivered.

       3.     Arbitration Procedures.

              (a) Arbitration Notice. In the event the parties are not able to agree on the Agreed Price for the Buy-Out Interest as provided for in
Section 2, either party may thereafter deliver a written notice ("Arbitration Notice") to the other party and the American Arbitration Association ("AAA") (Dallas Office) notifying both of its intent to resolve the dispute in accordance with the further provisions of this Section 3 and the Commercial Arbitration Rules of the AAA then in effect ("AAA Rules"). However, the provisions of this Section shall control over any contrary provisions in the AAA Rules.

              (b) Dispute Resolution. Within five (5) days after the delivery of an Arbitration Notice, each party shall deliver to the other party a written statement of its opinion of the fair market value of the Buy-Out Interests (each an "Original Resolution"). Crescent's statement is hereafter called "Crescent's Resolution" and COI's statement is hereafter called "COI's Resolution." The resolution of the dispute shall be either Crescent's Resolution or COI's Resolution based upon the determination of a panel of three arbitrators ("Arbitrators")





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
selected in accordance with the further provisions of this Section. All of the Arbitrators shall be selected from the panel of arbitrators submitted by AAA. Within ten (10) days after either party delivers an Arbitration Notice to the other party and the AAA requesting arbitration in accordance with the provisions of this subsection, AAA shall deliver a list ("Panel List") of seven
(7) qualified arbitrators to Crescent and COI. Within ten (10) days after the delivery of the Panel List, each party shall send written notice ("Party Selection Notice") to the other party and the AAA indicating its choice of one arbitrator and indicating up to two persons on the Panel List to which it objects ("Objectionable Persons"). Within ten (10) days after its receipt of both Party Selection Notices, the AAA shall select a third arbitrator from the Panel List by delivering written notice ("AAA Selection Notice") of its selection to both parties. The third arbitrator shall not be an Objectionable Person. The Arbitrators shall be one person selected by each party and one person selected by the AAA. Within five (5) days after the date of the delivery of the AAA Selection Notice, Crescent and COI shall submit their respective Resolution in writing (which may not be different from their respective original Resolutions), together with the supporting data and facts used to determine their Resolution, to the Arbitrators. Within twenty (20) days after the Resolutions are submitted, the Arbitrators shall hold a hearing during which Crescent and COI may present evidence in support of their respective resolutions. Within fifteen (15) days after the date on which the hearing is completed, the Arbitrators will determine a resolution ("Final Resolution") based upon the parties' submissions and evidence presented. The Final Resolution shall be either Crescent's Resolution or COI's Resolution.
The Arbitrator's determination shall be binding on Crescent and COI and may be enforced by a court of competent jurisdiction. The cost of such arbitration shall be paid by the party whose Resolution was not selected.

              (c) Payments under Final Resolution. In the event the Final Resolution is that the fair market value of the Buy-Out Interest is more than the amount paid by COI to Crescent or the applicable Crescent Affiliate at the Closing (as defined below), COI shall pay (subject to the provisions of Section 4(b), below) Crescent the difference, plus accrued interest thereon at the Adjustment Rate calculated from the date of Closing through the date of payment, within seven (7) days after the date of the Final Resolution. "Adjustment Rate" means a rate per annum equal to the lesser of (i) a fixed rate that is the interest rate publicly quoted by The Wall Street Journal as the "prime rate" on the Business Day (as defined in the Partnership Agreement) immediately preceding the date of Closing; or (ii) the maximum rate permitted by applicable law.

       4.     Closing; Financing.

              (a) Time and Place of Closing. The closing ("Closing") of the sale by Crescent or the applicable Crescent Affiliate, as applicable, and the purchase by COI of any Buy-Out Interest shall take place at the offices of Crescent, 777 Main Street, Suite 2100, Fort Worth, Texas 76102 (or at such other location as indicated by Crescent in the Buy-Out Notice). Except as otherwise provided herein, the Closing shall occur on the date specified by Crescent in the Buy-Out Notice (but in no event earlier than 10 days after the date that COI receives the Buy-Out Notice) unless the parties otherwise agree (which agreement will not be unreasonably





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withheld or delayed) in writing.  At the Closing, COI shall pay the cash portion of the purchase price and, if applicable, execute the financing documents referred to in Section 4(b), below, and Crescent or the Crescent Affiliate (if applicable) and COI shall each execute and deliver such documents ("Transfer Documents") as are typically executed by parties to similar transactions in order to assign all right, title and interest of the assigning party in the Buy-Out Interest to COI. The Transfer Documents shall include commercially reasonable provisions (including, without limitation, reasonable representations from Crescent or the applicable Crescent Affiliate regarding title, material information regarding the Buy-Out Interest that is available to Crescent which is not available to COI and an agreement regarding indemnification) as to which Crescent and COI shall agree, which agreement shall not be unreasonably withheld or delayed. The failure of the parties to agree on a purchase price for the Buy-Out Interest shall not delay the Closing of the sale of such asset by Crescent or the Crescent Affiliate, as applicable, to COI (such Closing shall proceed based upon the purchase price set forth in the Alternate Price Response), nor shall Closing alter the right or obligations of the parties regarding the unresolved purchase price. The parties agree that the Transfer Documents shall reflect the appropriate effective time of the transfer as required by the last sentence of Section 2, above. Notwithstanding the foregoing, in the event Crescent notifies COI that it has been advised by tax counsel that the transfer of the REIT Asset should occur prior to the end of a calendar quarter and such date is prior to the date on which the Closing would otherwise occur pursuant to this paragraph, the Closing will be accelerated to the last business day prior to the last day of the applicable calendar quarter (e.g., September 29 for the calendar quarter ending September 30, 1998). Crescent will not unreasonably delay giving notice to COI of the occurrence of an event which will give rise to the transfer described in the preceding sentence. Subject to the last sentence of Section 2, above, all income, gain, loss, deduction, credit, distributions, capital calls, or other ownership rights and obligations with regard to the REIT Asset will be allocated among the parties through and including the date of Closing unless the documents governing the interest transferred require otherwise.

              (b) Financing. Crescent or the applicable Crescent Affiliate, as the case may be (the "Lender"), agrees that at a Closing the Lender will, if requested by COI, finance (a "Financing") up to the Finance Amount (as defined herein) by the acceptance of a promissory note and related security documents from COI in such form as may be reasonably agreed by the Lender and COI. The loan evidenced by such documents (the "Loan") will (i) be recourse as to COI,
(ii) fully amortize through the payment of quarterly installments (beginning with the date which is 3 months from the date of Closing) over a period of 3 years from the date of the Loan, (iii) bear interest at the Adjustment Rate, and (iv) be secured by a security interest in the REIT Asset which is being purchased. The term "Finance Amount" means the lesser of (A) (1) with respect to a REIT Asset which is a direct interest in the Partnership, an Opportunity Partnership, a Subsidiary Partnership or a REIT Partnership, 80% of the purchase price of such REIT Asset and (2) with respect to any other REIT Asset, 50% of the purchase price thereof or (B) such lesser percentage of the purchase price of the applicable REIT Asset as Crescent determines in its sole discretion is necessary to insure that the Loan will be treated as debt of COI for federal income tax purposes as opposed to equity of COI. Notwithstanding the foregoing, in the event the Finance Amount would otherwise be 50% of the purchase price of the REIT Asset and COI





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requests additional temporary financing, the Finance Amount may be up to 80% of the purchase price provided that COI must reduce the principal balance thereof to 50% of the purchase price within ninety (90) days of the Closing. Crescent will, upon request of COI, allow COI to place a subordinate lein on the assets pledged to secure the Loan on commercially reasonable terms including, for this purpose, an agreement by Crescent to provide the subordinate lienholder notice of a default by COI and an opportunity to cure such default. At the request of COI, Crescent will use commercially reasonable efforts to assist COI in obtaining the consent of the Class A Shareholder of the Corporation to a pledge of COI's stock in the Corporation as security for a loan, the proceeds of which will be used to pay all or part of the cash portion of the purchase price of the applicable REIT Asset.

              (c) Time of Closing for REIT Partnership. Notwithstanding any indication in this Agreement to the contrary, the Closing of a transfer of an interest in a REIT Partnership will be deemed to have occurred at the time specified in Section 5.7 of the Partnership Agreement. The Lender will be deemed to have financed the entire purchase price of such REIT Partnership interest at such time. The documents evidencing such Closing and the Loan shall be executed by COI within 30 days after notification by Crescent and, at such time, COI shall pay Crescent or the applicable Crescent Affiliate an amount of cash sufficient to reduce the principal balance of the Loan to the proper Finance Amount. Nothing contained in this Section 4(c) will be deemed to constitute a waiver of any conditions set forth in Section 1(c).

       5. Term. This Agreement shall remain in effect until the date on which neither Crescent nor any Crescent Affiliate owns any interest in any Arena Related Asset.

       6.     Miscellaneous.

              (a) Notices. All notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States Mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, or by facsimile transmission; and a notice, request, or consent given under this Agreement is effective on receipt by the party to receive it. All notices, requests, and consents to be sent to a party hereto must be sent to or made at the following addresses or such other address as that party may specify by notice to the other parties:

              If to Crescent:

              Crescent Real Estate Equities Limited Partnership
              Attn:  David M. Dean, Esq.
              777 Main Street, Suite 2100
              Fort Worth, Texas  76102
              Facsimile:  (817) 878-0429





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              With a copy to:

              Brown McCarroll & Oaks Hartline, L.L.P.
              Attn:  Robert W. Dupuy, Esq.
              300 Crescent Court, Suite 1400
              Dallas, Texas  75201
              Facsimile:  (214) 999-6170

              If to COI:

              Crescent Operating, Inc.
              Attn:  Jeffrey L. Stevens
              306 W. 7th Street, Suite 1025
              Fort Worth, Texas 76102
              Facsimile:  (817) 339-1001

              With a copy to:

              Robinson & Bowden L.L.P.
              Attn:  Stephen R. Robinson, Esq.
              512 Main Street, Suite 901
              Sinclair Building
              Fort Worth, Texas 76102
              Facsimile:  (817) 332-3381

              (b) Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior contracts or agreements with respect to the subject matter herein whether oral or written.

              (c) Amendment or Modification of Agreement. This Agreement may be amended or modified from time to time only by a written instrument adopted by both of the parties.

              (d) Binding Effect. This Agreement is binding upon and inures to the benefit of the parties and their respective heirs, legal representatives, successors (including, without limitation, a successor by merger or other business combination), and permitted assigns; provided, however, that the parties hereto may assign their interest or obligations herein or pursuant hereto only (i) to an unrelated third party, with the express written consent of the other party hereto which consent may be withheld in such party's sole discretion, (ii) to a Crescent Affiliate with the express written consent of the other party hereto which consent will not be unreasonably withheld or delayed, (iii) to a wholly-owned subsidiary of COI, or
(iv) pursuant to a merger or other business combination; provided, however, (A) no such assignment will relieve the party assigning any interest or obligations hereunder of any such obligations or liabilities without the express written consent of the other party, in such party's sole discretion





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and (B) any such assignment must not violate the terms and provisions of the
Shareholders Agreement or the Partnership Agreement including, without limitation, any restrictions on transfer.

              (e) Governing Law; Severability. This agreement is governed by and shall be construed in accordance with the internal laws of the State of Texas. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

              (f) Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each party shall execute and deliver any additional documents and instruments and perform any additional acts that reasonably may be deemed necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated hereunder.

              (g) Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

                         [SIGNATURES ON FOLLOWING PAGE]





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             EXECUTED as of the date and year first written above.


                                           CRESCENT REAL ESTATE EQUITIES LIMITED
                                           PARTNERSHIP, a Delaware limited
                                           partnership

                                           By:    CRESCENT REAL ESTATE EQUITIES,
                                                  LTD., a Delaware corporation,
                                                  its General Partner


                                                  By:
                                                      --------------------------
                                                  Name:
                                                        ------------------------
                                                  Title:
                                                         -----------------------



                                           CRESCENT OPERATING, INC.,
                                           a Delaware corporation


                                           By:
                                               ---------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------





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